Exhibit 99.1

FIRST KEYSTONE ANNOUNCES

SECOND QUARTER 2020 EARNINGS (UNAUDITED)

Berwick, Pennsylvania –July 31, 2020 - First Keystone Corporation (OTC Pink: FKYS), parent company of First Keystone Community Bank, reported net income for the three and six months ended June 30, 2020 of $3,381,000 and $5,434,000, respectively. Net income per share was $0.58 and $0.93 while dividends totaled $0.27 and $0.54 per share, respectively, for the three and six months ended June 30, 2020. Net income for the six months ended June 30, 2020 increased by $661,000 or 13.8% as compared to the same period in 2019. The increase was primarily driven by increased loan growth and lower short-term rates paid on liabilities.

Total interest income increased by $406,000 or 2.1% as compared to the six months ended June 30, 2019. The increase was chiefly due to positive loan growth, primarily in the Commercial Real Estate and Commercial and Industrial portfolios, which increased interest and fees on loans by $1,084,000 or 7.6%. Total interest expense decreased by $1,385,000 or 26.2% primarily due to a $1,599,000 decrease in interest paid on short-term borrowings, stemming from less reliance on borrowings due to increased deposits and lower short-term interest rates.

Non-interest income, excluding net securities gains, was $21,000 or 0.7% lower for the six months ended June 30, 2020 as compared to the same period in 2019. Service charges and fees on deposits and ATM and debit card income decreased by $139,000 for the six months ended June 30, 2020 as compared to the six months ended June 30, 2019, mainly due to several deposit related fees waived during the Covid-19 pandemic. Gains on sales of mortgage loans increased by $182,000 for the six months ended June 30, 2020. Net securities losses for the six months ended June 30, 2020 of $303,000 were realized mainly due to $470,000 in losses on market value fluctuations on marketable equity securities held in the Corporation’s portfolio, offset by $167,000 in net gains on the sales of securities.

Non-interest expense increased during the six months ended June 30, 2020 to $11,570,000. The $60,000 increase from 2019 was the result of increases in salaries and employee benefits, mainly due to an increase in commissions and referral fees associated with loan growth, as well as an increase in occupancy expense due to increased rent expenses resulting from the new lease accounting standard. The increase in non-interest expense was offset by decreases in expense associated with media advertising and FDIC insurance expense due to small bank assessment credits awarded in the first and second quarters of 2020.

Income tax expense increased $301,000 during the six months ended June 30, 2020, as compared to the same period in 2019, due to less income from investments in, and loans to, tax-exempt state and local government entities. The Corporation recognized $202,000 of tax credits from low-income housing partnerships in the first six months of 2020 and 2019.

Total assets increased to $1,068,719,000 at June 30, 2020, an increase of $64,907,000 or 6.5% as compared to June 30, 2019, due to growth in net loans.

Net loans increased $64,271,000 or 10.6%, while deposits increased $138,001,000 or 19.5% at June 30, 2020 as compared to June 30, 2019. Stockholders’ equity increased $11,825,000 or 9.4% principally due to increases in accumulated other comprehensive income and retained earnings.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), Monroe (4), and Northampton (1) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-679-5446.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Elaine A. Woodland at 570-752-3671.